First Amendment to the

Amended and Restated Employment Agreement between

CresCom Bank and David L. Morrow

WHEREAS, CresCom Bank (the “Bank”) and David J. Morrow (the “Executive)” are parties to an Amended and Restated Employment Agreement dated as of December 24, 2008 (the “Agreement”);

WHEREAS, the parties desire to modify the Agreement pursuant to Section 13 thereof to make certain changes the parties deem necessary and appropriate;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

First Change

All references to “Crescent Bank” or the “Bank” in the Agreement shall refer to “Crescom Bank”.

Second Change

Section 2 is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything in this Section 2 to the contrary, unless otherwise mutually agreed by the parties in writing, no annual extensions of the term of the Agreement shall occur after the date Executive attains age 70.”

Third Change

Section 3(a) is hereby amended by substituting “$270,000” for “$197,600” therein and Section 3(b) is hereby amended by deleting the third sentence thereof (referring to the two percent (2%) of pre-tax, pre-incentive earnings incentive bonus).

Fourth Change

Section 3(d) (referring to the payment of director’s fees) is hereby deleted and replaced with the following: “(d) Reserved.”

Fifth Change

Sections 4(b) is hereby amended to read as follows:

“(b) (i) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum amount equal to three (3) times the average of the sum of the following items in each of the three (3) years preceding his Date of Termination: (i) Executive’s annualized Base Salary (as defined in Section 3(a) above), (ii) all other cash compensation paid to Executive by the Bank in each year of the relevant period and (iii) contributions made on the Executive’s behalf to any employee benefit plans sponsored by the Bank; provided however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance.

(ii) Upon the occurrence of an Event of Termination, all payments shall be made in a lump sum within thirty (30) days after the Date of Termination, provided however if the Executive is a “specified employee” (as defined in Treasury Regulation §1.409A-1(i)), then, solely to the extent required to avoid penalties under Code Section 409A, such payment shall be delayed until the first day of the seventh month following the Executive’s Date of Termination. Such payment(s) shall not be reduced in the event the Executive obtains other employment following termination of employment. Notwithstanding anything herein to the contrary, in the event of a Change in Control, as defined in Section 5 hereof, followed within one (1) year by an Event of Termination, any payments to the Executive under this Agreement shall be made solely in accordance with Section 5 hereof.”

Sixth Change

Section 5(c) is hereby amended to read as follows:

“(c) Upon the occurrence of a Change in Control, followed by Executive’s termination of employment in the circumstances described in Section 5(b), the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal t o 2.99 times the average of the sum of the following items in each of the five completed calendar years preceding his termination of employment (or such shorter period as Executive shall have been employed by the Bank): ( i ) Executive’s “annual compensation” (as defined below) and (ii) contributions made on the Executive’s behalf to any employee benefit plans of the Bank and its affiliates. For purposes of this Section 5(c), Executive’s “annual compensation” shall mean the amount reported by the Bank in Box 1 of Executive’s Form W-2(s) for a calendar year (but excluding income attributable to the vesting of equity compensation or the exercise of stock options). Any payments to which Executive may be entitled under this Section 5(c) shall be made in a lump sum within thirty (30) days after the Date of Termination following the Change in Control, or in the event that Code Section 409A applies and Executive is a “specified employee” within the meaning of Code Section 409A, no later than the first day of the seventh month following the Executive’s Date of Termination.”

Seventh Change

Section 10 is hereby amended to read as follows:

“If, and only if, Executive’s employment is terminated for the reasons set forth in Section 4(a) hereof, and such termination occurs prior to the end of the Executive’s term of employment under this Agreement, Executive agrees that, for a period of one (1) year following the effective date of his termination under Section 4(a), Executive shall not, without the written consent of the Board, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, partner or trustee of any bank or bank holding company, savings bank, savings and loan association, savings and loan holding company, any mortgage or loan broker or any other entity competing with the Bank or its affiliates, if such position entails working within (or providing services within) thirty (30) miles of the Bank’s main office.”

Eighth Change

Section 19 is hereby amended to read as follows:

“All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement, whether brought in good faith by the Bank (or any successors thereto) or Executive, shall be paid or reimbursed by the Bank if Executive is the prevailing party with respect to such matter, provided, however, that such reimbursement shall occur not later than thirty (30) days after the date that Executive becomes entitled to reimbursement of legal fees under this Section 19 (but in no event later than two and one-half months after the end of the year in which the expense was incurred). Notwithstanding the foregoing, with respect to disputes or questions of interpretation arising prior to July 1, 2012. payment or reimbursement shall be made to Executive without regard to whether Executive is the prevailing party with respect to such matter.”

* * * *

In all other respects, the terms of the Agreement are hereby ratified and confirmed. This First Amendment may executed by the parties in counterparts.

IN WITNESS WHEREOF, the parties have executed this First Amendment, effective as of September 19, 2012.

CRESCOM BANK

/s/ Manly Eubank
Name:	Manly Eubank
Title:	Chairman - Compensation Committee

/s/ David L. Morrow
David L. Morrow